EXHIBIT 8(p)(2)

Amendment No. 2 to Participation Agreement (Wanger)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Amendment No. 2 dated as of May 1, 2011 to the Participation Agreement, dated May 1, 2004, as amended, by and among TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, WANGER ADVISORS TRUST, and COLUMBIA MANAGEMENT INVESTMENT DISTIBUTORS, INC. (formerly named RIVERSOURCE FUND DISTRIBUTORS, INC.) (assignee of COLUMBIA FUNDS DISTRIBUTOR, INC.) (the “Agreement”).

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	A new Article XIII “Confidential Information” is hereby added as appears in Attachment A.

3.	All other terms and provision of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

Company:

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

Trust:

WANGER ADVISORS TRUST
By its authorized officer,

By:	/s/ Bruce Lauer
Name:	Bruce Lauer
Title:	Vice President, Secretary and Treasurer

Underwriter:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.
By its authorized officer,

By:	/s/ Beth Brown
Name:	Beth Brown
Title:	SVP, Head of Intermediary Dist.

Effective May 1, 2011

SCHEDULE A

Separate Accounts, Associated Contracts, and Portfolios

Name of Separate Account and Date Established by the Board of Trustees	Policies Funded by the Separate Accounts	Portfolio(s) Available Under the Policies

TFLIC Separate Account C November 4, 1994	Advisor’s Edge Variable Annuity	Wanger International Wanger USA

TFLIC Separate Account VNY December 14, 2004	Advisor’s Edge® NY Variable Annuity	Wanger International Wanger USA

Separate Account VA PP March 29, 2011	Flexible Premium Variable Annuity – R, under the marketing name “Transamerica Advisor EliteSM Variable Annuity (NY)	Wanger International Wanger USA

Attachment A

ARTICLE XIII. Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a summary of its plan to remediate any such breach and to pay for all costs directly associated with such remediation and with providing notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section XIII on Confidential Information will survive any expiration or termination of the Agreement.

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